As filed with the Securities and Exchange Commission
         on <Strikeout>April 9</Strikeout>    June 2    , 1999

========================================================================

                  SECURITIES AND EXCHANGE COMMISSION
                         Washington D.C. 20549

          AMENDMENT NO. <Strikeout>1</Strikeout>    2     TO

                               FORM S-3
                        REGISTRATION STATEMENT
                                 Under
                      THE SECURITIES ACT OF 1933

               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.
        (Exact name of registrant as specified in its charter)

           Delaware                          77-0148208
---------------------------------      ----------------------
(State or other jurisdiction           (I.R.S. Employer
of incorporation or organization)      Identification Number)

                        3400 West Warren Avenue
                       Fremont, California 94538
                            (510) 623-9001
          (Address, including zip code, and telephone number,
   including area code, of registrant's principal executive offices)


                     The Prentice Hall Corporation
                           1013 Centre Road
                      Wilmington, Delaware 19805
                            (302) 998-0595
       (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

                            with copies to:
                        Beth M. Gottlieb, Esq.
                          Eric M. Fogel, Esq.
                             Holleb & Coff
                      55 East Monroe, Suite 4100
                        Chicago, Illinois 60603

   Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
[  ]__________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ] ___________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                       CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                                         Proposed
                                                    Proposed             maximum           Amount of
Title of each                                        maximum             aggregate        registration
class of secuirties         Amount to be           offering price        offering             fee
to be registered            registered             per unit (1)          price (1)            (2)</R)
--------------------        ------------           --------------        ----------       ------------
Common Stock

    $13.00            $160,538,222     $38,910.27
                            <Strikeout>
                            8,229,290 $10.50
                            $86,407,545
                            $24,021,30
                            </Strikeout>

                            12,349,094


     (1)   Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c)
under the Securities Act of 1933, as amended.  The above calculation is based on the average of the reported bid and asked prices of the common stock on the Nasdaq National Market System on <Strikeout> April 8, 1999
</Strikeout>.      May 28, 1999     .


     (2)   Registration fees totaling $24,021.30 were paid by the registrant at the time of filing the
Registration Statement and Amendment No. 1 to the Registration Statement with the Securities and Exchange
Commission.

__________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY
ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF
1933, <Strikeout>AS AMENDED,</Strikeout> OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE
AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

=================================================================================================================


      SUBJECT TO COMPLETION, DATED <Strikeout>APRIL 9</Strikeout>
                             JUNE 2    , 1999


                              PROSPECTUS
                              ----------




       <Strikeout>8,229,290</Strikeout>    12,349,094     Shares




               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.



                             COMMON STOCK



                     _____________________________

     We develop, manufacture and market laser systems for applications in ophthalmology. Substantially all of our business activities, including engineering and development, manufacturing, assembly and testing take place at our facility in Fremont, California. All of the shares of common stock offered in this Prospectus are being offered by the selling securityholders in transactions on the Nasdaq National Market System or in privately negotiated transactions. We will not receive any of the proceeds from the sales.

     Our common stock is traded on the Nasdaq National Market System under
the symbol "SNRS."  On <Strikeout>April 8</Strikeout>    May 28    , 1999,
the closing price reported on the Nasdaq National Market System was
<Strikeout>$10.50</Strikeout>    $13.00     per share.

     THIS INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. They have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                          __________________

The date of this Prospectus is <Strikeout>[April    June ___, 1999



The information in this prospectus is not complete and may be changed. These securities will not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          TABLE OF CONTENTS

                           <Strikeout>1999]
                     table of contents</Strikeout>


                              PROSPECTUS

                                                                   Page


<Strikeout>WHERE YOU CAN FIND MORE INFORMATION 3</Strikeout>

   ABOUT SUNRISE                                                  3

<Strikeout>INCORPORATION OF INFORMATION WE FILE WITH THE SEC 4
ABOUT SUNRISE 5RISK FACTORS 6</Strikeout>

   RISK FACTORS                                                   4

   ** 1     FORWARD-LOOKING STATEMENTS                           10
                                                           <Strikeout>3
                                                           </Strikeout>

USE OF PROCEEDS                                           <Strikeout>13
                                                           </Strikeout>
                                                                 10

SELLING SECURITYHOLDERS                                   <Strikeout>13
                                                           </Strikeout>
                                                                 11

PLAN OF DISTRIBUTION                                      <Strikeout>16
                                                           </Strikeout>
                                                                 15

EXPERTS                                                   <Strikeout>16
                                                           </Strikeout>
                                                                 15

LEGAL MATTERS                                                        16

INDEMNIFICATION                                                      16

WHERE YOU CAN FIND MORE INFORMATION                              17

INCORPORATION OF INFORMATION WE FILE WITH THE SEC                17


<Strikeout>incorporated documents are considered part of the Prospectus;
Current Report on Form 8-K, dated January 1, 1999;
Current Report on Form 8-K, dated March 10, 1999; and
Current Report on Form 8-K, dated March 20, 1999.
Reports filed under Sections 13(a) and (c) of the Exchange Act;
Any reports filed under Section 15(d) of the Exchange Act.
Sunrise Technologies International, Inc.
Attn: Ms. Sylvia Ward
Acting Controller
3400 West Warren Avenue
Fremont, California 94538
Tel: (510) 623-9001
http://www.sunrise-tech.com</Strikeout>

                             ABOUT SUNRISE


     At Sunrise Technologies International, Inc., we develop, manufacture and market laser systems for applications in ophthalmology. Substantially all of our business activities, including engineering and development, manufacturing, assembly and testing, take place at our facility in Fremont, California.

     Since mid-1992, we have focused a significant portion of our efforts on engineering and development of our holmium laser corneal shaping
process.  This process, known as laser thermal keratoplasty    or LTK    ,
treats refractive errors of the eye, such as farsightedness and age-related loss of near focusing ability. The <Strikeout>laser thermal
keratoplasty</Strikeout>    LTK     system is based upon patented
technology acquired in our acquisitions of in-process technology from Laser Biotech, Inc. and Emmetropix Corporation in 1992. <Strikeout>The laser
thermal keratoplasty</Strikeout>    Our LTK     system is currently
undergoing premarket clinical studies in the United States as required by the Food and Drug Administration. Prior to this time, we were primarily a developer and manufacturer of dental laser systems.

     Our working capital is seriously depleted due to our substantial losses in the past seven years. Sales of our existing ophthalmic products at current levels will not be sufficient to sustain the continued development and regulatory licensing of the laser thermal keratoplasty system. We have been able to raise additional working capital for all aspects of our business through the private placement of our common stock and convertible notes with warrants.

     We raised approximately $3,700,000 in the form of promissory notes with warrants in 1997, approximately $9,300,000, net of offering costs, in the form of promissory notes with warrants in January 1998, approximately $11,800,000, net of offering costs, from the sale of common stock in December 1998 and $10,000,000, net of offering costs, in the form of promissory notes with warrants in January 1999.

     Sunrise Technologies International, Inc. was incorporated in 1987 under the laws of the State of California and was reincorporated in 1993 under the laws of the State of Delaware. Our principal executive offices are located at 3400 West Warren Avenue, Fremont, California 94538; telephone (510) 623-9001.

                             RISK FACTORS


     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this Prospectus before deciding to invest in shares of our common stock.

WE HAVE SUSTAINED LOSSES IN THE PAST AND WE EXPECT TO REPORT LOSSES IN THE
FUTURE

     We have incurred substantial losses that have depleted our working capital and reduced our stockholders' equity. In addition, we expect that our business will continue to be a significant consumer of cash. Unless and until the <Strikeout>Food and Drug Administration (the "FDA")</Strikeout>
   FDA     approves the domestic sale of <Strikeout>the</Strikeout>    our
LTK system for performing     laser thermal keratoplasty<Strikeout>(the
"LTK System")</Strikeout>, our revenues will not be sufficient to cover our operating costs. We filed the premarket approval application
<Strikeout>(the "PMA")</Strikeout> for low hyperopia with the FDA on
December 14, 1998. On January 28, 1999, the FDA determined that the
<Strikeout>PMA</Strikeout>    premarket approval application     is
suitable for filing.    The premarket approval application is scheduled for
review at the July 22-23 meeting of the FDA.      We do not expect FDA
approval    of our premarket approval application    , however, until the
second half of 1999, at the earliest.

     We funded our negative cash flows during 1996, 1997 and 1998 by the sale of additional equity and convertible debt with warrants. At December 31, 1997, our cash and cash equivalents were approximately $1,958,000. At December 31, 1998, after consummation of the offering of promissory notes with warrants in January 1998 <Strikeout>(the "1998 Notes Placement")</Strikeout>(approximate net proceeds of $9,300,000) and the sale of common stock in December 1998 <Strikeout>(the "1998 Equity Offering")</Strikeout>(approximate net proceeds of $11,800,000), our cash and cash equivalents were approximately $9,889,000. Notwithstanding the proceeds of the offering of promissory notes with warrants in January 1999<Strikeout>(the "1999 Notes Placement")</Strikeout>, we may be required to raise additional working capital during 1999 to fund our activities for late 1999 and beyond. There can be no assurance that additional funds can be raised on terms acceptable to us, if at all. Any additional equity or debt offerings will dilute the holdings of our stockholders.

     We expect to report operating losses during 1999. The losses will come primarily from the expenses of the FDA approval process and underlying clinical studies related to the LTK <Strikeout>System</Strikeout>
   system    . We will not have any domestic revenues from this product line unless and until we obtain the FDA approval. Our international revenues will not be sufficient to cover the cost of the approval process or our general operating expenses.

NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE TO US; ADDITIONAL CAPITAL WILL DILUTE THE HOLDINGS OF OUR STOCKHOLDERS

     Our stockholders have no preemptive rights. If we:

     1. commence a subsequent public or private offering of common stock, convertible debt, or preferred stock; or

     2.    issue <Strikeout>preferred stock or shares of common stock upon
exercise of warrants</Strikeout>    securities     to consultants or other
parties providing goods or services to us in lieu of or in addition to cash consideration,

our stockholders, who <Strikeout>do</Strikeout>    may     not participate
in any future stock issuance, will experience dilution of their equity investment. At this time, we cannot determine the potential dilution to our stockholders.

     We cannot assure that additional financing will be available, or if available, that it will be available on terms favorable to our stockholders. If funds are not available to satisfy our short-term and long-term operating requirements, we may limit or suspend our operations in the entirety or, under certain circumstances, seek protection from creditors. Our recent debt and equity offerings contained terms adverse to
our then existing stockholders   , with stock sales prices below the then
market price of the common stock, convertible debt issued with interest rates above the prime rate of interest and warrants granted to investors
without any substantial cash consideration to the Company    . We believe
that future <Strikeout>financing</Strikeout>    financings     undertaken
prior to the commencement of sales of the LTK <Strikeout>System</Strikeout>
   system     in the United States may contain terms that could result in similar or more substantial dilution than that incurred by our stockholders from the <Strikeout>1998 Notes Placement, the 1998 Equity Offering or the
1999 Notes Placement.</Strikeout>    sales of equity and convertible debt
with warrants we undertook during 1996, 1997, 1998 and earlier this year.

<STRIKEOUT>WE MAY NOT CONTINUE TO RECEIVE </STRIKEOUT>   WE COULD
EXPERIENCE SUBSTANTIAL DELAY IN RECEIVING OR MAY NOT RECEIVE THE
NECESSARY APPROVAL FROM THE <STRIKEOUT>FOOD AND DRUG ADMINISTRATION
</STRIKEOUT>    FOOD AND DRUG ADMINISTRATION OF OUR PRE-MARKET APPROVAL
APPLICATION FOR OUR LASER THERMAL KEROTOPLASTY SYSTEM

     The FDA and similar health authorities in foreign countries extensively regulate our activities. The FDA regulates the LTK
<Strikeout>System</Strikeout>    system     under the Food, Drug & Cosmetic
Act, as a Class III medical device. Class III medical devices must have a
<Strikeout>PMA</Strikeout>    premarket approval application ("PMA")
approved by the FDA before commercial sales in the United States commence. The PMA process (and underlying clinical studies) is lengthy, the outcome is difficult to predict and the process requires substantial commitments of our financial resources and our management's time and effort. Delays in obtaining or failure to obtain required regulatory approvals or clearances in the United States and other countries would postpone or prevent the
marketing of the LTK <Strikeout>System</Strikeout>    system     and other
devices. Consequently, delays would impair our ability to generate funds from operations, which in turn would have a material adverse effect on our business, financial condition and results of operations.

     In addition to analyzing the LTK <Strikeout>System</Strikeout>
   system     itself, the FDA may also evaluate    our     public
disclosures <Strikeout>made by us</Strikeout> regarding the LTK
<Strikeout>System,</Strikeout>    system     as part of the review and
approval process. In this regard, we received in early September 1998 a letter from the FDA stating that recent press releases contained certain prohibited representations. The FDA did not require us to respond to the letter. We no longer, however, include the items described in the FDA letter in our public disclosures. We submitted our PMA on December 14, 1998 to the FDA, and we received notification from the FDA in a letter dated
January 28, 1999 that our application has been accepted for filing.    The
PMA is scheduled for review at the July 22-23 meeting of the FDA.

     We cannot be certain that we will be able to timely obtain, if at all, the required approval of our PMA in the United States for our intended
uses of the LTK <Strikeout>System</Strikeout>    system    , or for any
other devices which we may seek approvals or clearances. The FDA will subject us to pervasive and continuing regulation for any products that we manufacture or distribute.

     A new FDA regulation requires disclosure of the financial interests of clinical investigators. This new regulation applies to all new PMAs submitted on or after February 2, 1999. The purpose of this new regulation is to assist the FDA in determining if, and to what extent, the clinical studies supporting a marketing application may have been subject to investigator bias. Some of our current 11 clinical investigators of the LTK
<Strikeout>System</Strikeout>    system     have financial interests in us
that meet the threshold for disclosure under this new FDA regulation. It is not possible to predict, however, what impact, if any, the disclosure of these interests would have on the FDA's review of the PMA we submitted for
the LTK <Strikeout>System</Strikeout>    system    .

     We received a CE (European Community) Mark of approval on our LTK device that allows us to sell the device in these countries. In addition to the CE Mark, however, some foreign countries may require separate individual foreign regulatory clearances. Although we have sold our products in approximately 15 countries, sales of the LTK
<Strikeout>System</Strikeout>    system     require rigorous regulatory
approvals before we can sell them in the United States and certain other countries. We cannot assure that we will be able to obtain regulatory clearances for our products in the United States or other foreign markets.
We depend on the LTK <Strikeout>System</Strikeout>    system     and market
acceptance of that system is unclear

     We intend to continue to concentrate our efforts primarily on the
development of the LTK <Strikeout>System</Strikeout>    system     and will
be dependent upon the successful development of that system to generate revenues. We have not yet commercially introduced the LTK
<Strikeout>System</Strikeout>    system     in the United States. There can
be no assurance that if approved by the FDA, the ophthalmic community or the general population will accept the LTK <Strikeout>System</Strikeout>
   system     as an alternative to existing methods of treating refractive vision disorders. Many ophthalmologists may have already invested significant time and resources in developing expertise in other corrective ophthalmic techniques. Acceptance of the LTK <Strikeout>System</Strikeout>
   system     may be affected adversely by

     .     its costs,

     .     concerns related to its safety and efficacy,

     .     the general resistance to use of laser products on the eye,

     .     the effectiveness of alternative methods of correcting
refractive vision disorders,

     .     the lack of long-term follow-up data, or

     .     the possibility of unknown side effects.

     Promotional efforts by suppliers of products or procedures which are
alternatives to the LTK <Strikeout>System</Strikeout>    system    ,
including eyeglasses, contact lenses and laser and non-laser surgical procedures, may also adversely affect the marketplace for the LTK
<Strikeout>System</Strikeout>    system    . Any failure to achieve broad
market acceptance of the LTK <Strikeout>System</Strikeout>    system
will have a material adverse effect on our business, financial condition and results of operations.

LONG-TERM SAFETY AND EFFICACY DATA ABOUT OUR PRODUCT IS NOT YET AVAILABLE

     We have developed limited clinical data on the safety and efficacy of
the LTK <Strikeout>System</Strikeout>    system     in correcting hyperopia
(farsightedness) and related long-term data. The FDA has not yet determined
whether the LTK <Strikeout>System</Strikeout>    system     will prove to
be safe or effective for the predictable and reliable treatment of hyperopia or other common vision problems. Potential complications and side effects reported in studies to date from the use of the LTK
<Strikeout>System</Strikeout>    system     include

     .     mild foreign body sensation,

     .     temporary increased light sensitivity,

     .     modest fluctuations in refractive capabilities during healing,

     .     unintended over or under-corrections,

     .     regression of effect, and

     .     induced astigmatism.

     We cannot assure that long-term safety and efficacy data when collected will be consistent with the clinical trial results previously obtained or will demonstrate that the LTK <Strikeout>System</Strikeout>
   system     can be used safely and successfully to treat hyperopia in a
broad segment of the population on a long-term basis.    Should this occur,
the FDA may require the Company to conduct further testing of the LTK system, thereby delaying the Company's efforts to generate revenue, or limit the scope of the FDA approval, thereby limiting the market for the LTK system. In addition, should the LTK system result in adverse consequences to patients, we would be exposed to potential product liability and other damage claims. Adequate product liability insurance may not continue to be available, either at existing or increased levels of coverage, on commercially reasonable terms. Even if a claim is covered by insurance, the cost of defending a product liability, malpractice, negligence or other action and the assessment of damages in excess of insurance coverage, could have a material adverse effect on our business, financial condition and results of operations.

OUR PRODUCT EMPLOYS PROPRIETARY TECHNOLOGY AND THIS TECHNOLOGY MAY INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES

     We hold United States process and apparatus patents for the use of holmium lasers in non-destructive cornea shaping. Other parties, however, hold process and apparatus patents relating to shaping the cornea with holmium lasers. Generally, an apparatus patent contains claims to a new and useful machine or device. A process patent generally contains claims to a new and useful process, art, or method, which may include a new use of a known process, machine, manufacture, composition of matter, or material. We believe that we are not infringing on any patents held by others. However, if patents held by others were adjudged valid and interpreted broadly in an adversarial proceeding, they could be deemed to cover one or more aspects of our holmium laser corneal shaping systems, use of the LTK
<Strikeout>System</Strikeout>    system    , or other procedures. Any
claims for patent infringement could be time-consuming, result in costly litigation, divert technical and management personnel, or require us to develop non-infringing technology or <Strikeout>to</Strikeout> enter into royalty or licensing agreements. We cannot be certain that we will not be subject to one or more claims for patent infringement, that we would prevail in any such action, or that our patents will afford protection against competitors with similar technology.

     If a court determines that the LTK <Strikeout>System</Strikeout>
   system     infringes, directly or indirectly, a patent in a particular market, the court may enjoin us from making, using and selling such system. Furthermore, we may be required to pay damages or obtain a royalty-bearing license, if available, on acceptable terms. Alternatively, if a license is not offered or available, we may be required to redesign those aspects of
the LTK <Strikeout>System</Strikeout>    system     held to infringe,
directly or indirectly, to avoid such infringement. Any redesign could delay reintroduction of our products into certain markets, or may be so significant as to be impractical. If redesign efforts were impractical, we could be prevented from manufacturing and selling the infringing products, which would have a material adverse effect on our business, financial
condition and results of operations.    A component of the LTK delivery
system is possibly covered by a patent owned by the University of Miami or licensed to another party. We believe that we will be able to conclude a satisfactory arrangement with the University of Miami. If, however, we are unable to reach an agreement with the University successfully, we may have no rights to components of the delivery system presently configured in the LTK system. If we are forced to redesign the LTK system, such redesign efforts could be time consuming, expensive and prolong FDA review. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.

A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE COULD DEPRESS THE MARKET PRICE OF OUR STOCK

     Sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants and shares issued upon conversion of convertible notes) in the public market could depress the market price of our common stock. As of April 21, 1999, we had 42,415,838 shares outstanding and 11,397,529 shares reserved for issuance upon exercise of options and warrants or conversion of convertible notes.


LACK OF AVAILABILITY OF KEY SYSTEM COMPONENTS COULD RESULT IN DELAYS, INCREASED COSTS, OR COSTLY REDESIGN OF OUR PRODUCT

     Although some of the parts and components used by us in producing our products are available from multiple sources, we currently purchase most of our components from a single source in an effort to obtain volume discounts. Lack of availability of any of these parts and components could result in production delays, increased costs, or costly redesign of our products. We continually evaluate ways to minimize any impact to our business from any potential part or component shortage through inventory stockpiling and design changes to afford opportunities for multiple sources of supply for these essential components. <Strikeout>In addition, a component of the LTK delivery system is possibly covered by a patent owned by the University of Miami or licensed to another party. We believe that we will be able to conclude a satisfactory arrangement with the University of
Miami. If, however,</Strikeout>    If     we are unable to reach an
agreement with the University successfully, we may <Strikeout>have no rights to components of the delivery system presently configured in the LTK
System. If we are</Strikeout>    be     forced to redesign the LTK
<Strikeout>System, such</Strikeout>    system.  Such     redesign efforts
could be time consuming, expensive and prolong FDA review. Any loss of availability of an essential system component could result in a material adverse change to our business, financial condition and results of operations.


THE SUCCESS OF COMPETITIVE PRODUCTS COULD HAVE AN ADVERSE AFFECT ON OUR
BUSINESS

     The vision correction industry is intensely competitive. The significant competitive factors in the industry include

     .     price,

     .     convenience,

     .     success relative to vision correction,

     .     acceptance of new technologies,

     .     patient satisfaction, and

     .     government approval.

     Patients with hyperopia (farsightedness) can achieve vision correction with eyeglasses, contact lenses and possibly with other technologies and surgical techniques currently under development, such as

     .     corneal implants,

     .     human lens replacement,

     .     intra-ocular implantable contact lenses, and

     .     surgery using different types of lasers.

     The success of any competing alternative to the LTK <Strikeout>System
</Strikeout>    system     for treating hyperopia could have a material
adverse effect on our business, financial condition and results of operations. Most of our competitors have substantially greater financial capabilities for product development and marketing than we do. These financial capabilities enable our competitors to market their products or procedures to the consumer and to the ophthalmic community in a more effective manner.

     The excimer laser is the dominant laser used for the treatment of refractive disorders. In the United States, VISX, Inc.
<Strikeout>("VISX")</Strikeout> and Summit Technologies, Inc.
<Strikeout>("Summit")</Strikeout> are the leading manufacturers of excimer refractive surgical systems. We believe the LTK <Strikeout>System
</Strikeout>    system     offers several distinct advantages over the use
of excimer lasers for treating hyperopia, including ease of use and decreased invasiveness. Both VISX and Summit, however, have significantly greater financial resources than we do and have received FDA approval for their respective excimer laser products for treating myopia (nearsightedness) and astigmatism. In addition, certain of our competitors, including Summit, have developed LTK devices for the treatment of hyperopia. Furthermore, one of our competitors, VISX, has received FDA approval to treat hyperopia in the United States with its excimer laser.

     Neither the Summit excimer laser products nor the Summit LTK devices are currently approved for treating hyperopia in the United States. Furthermore, Summit discontinued its clinical trials for treating hyperopia with its holmium laser system in 1996. Any alternative treatment offered by VISX or Summit, however, will have a competitive advantage. They are promoting their excimer laser products for correcting myopia (nearsightedness) using lasers and have established a base of customers that are currently using their products.

WE ARE DEPENDENT ON OUR MANAGEMENT AND KEY PERSONNEL TO SUCCEED

     Our principal executive officers    and key personnel     have
extensive experience <Strikeout>in ophthalmic research, development and
sales</Strikeout>    with our LTK system, the research and development
efforts needed to bring the LTK system to market and the development of a marketing and sales program to be utilized in connection with the sales
program to be implemented when the necessary FDA approval is received    .
The loss of the services of any of our executive officers or other key personnel, or our failure to attract and retain other skilled and experienced personnel on acceptable terms, could have a material adverse effect on our <Strikeout>business, results of operations and
</Strikeout>   ability to continue the FDA trials related to the LTK system and subsequent sales and marketing efforts.  This could have an adverse
impact on our business and related     financial condition.

LOSS OF DENTAL REVENUES SEVERELY REDUCED OUR REVENUES

     Before the sale of our dental assets in June 1997, the sale of our dental laser and air abrasive products constituted the majority of our revenues. These sales represented 98% and 69% of our revenues in 1996 and 1997, respectively. By selling the dental assets, we lost a significant source of continued revenue, although the dental assets made a negative contribution to our financial results.

<Strikeout>Our charter documents and Delaware law may inhibit a
takeover</Strikeout>    The market price of our stock has historically been
volatile

     <Strikeout>The provisions of
     our Certificate of Incorporation, as amended;

     our Bylaws, as amended; and

     the Delaware General Corporation Law
     may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of us by means of a tender offer, business combination, proxy contest or otherwise. These provisions include charter authorization of "blank check" preferred stock, classification of the Board of Directors, a restriction on the ability of the stockholders to take actions by written consent, and a Delaware law provision imposing restrictions on business combinations with certain interested parties.

     In addition, we adopted a Stockholder Rights Plan. Under this Plan, each issued and outstanding share of our common stock has associated with it one right (the "Right") to purchase a share of our common stock from us at a price of $20, subject to adjustment. These Rights will be exercisable if a person or group either:

     1. acquires beneficial ownership of 15% or more of the common stock;
or

     2. commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the common stock.

     We will be entitled to redeem the Rights at $.001 per Right at any time until ten days following a public announcement that a 15% position has been acquired.

     The future price of our stock cannot be predicted

     Quarterly fluctuations in our operating results, announcements by us
or our competitors</Strikeout>    The volatility of our common stock
imposes a greater risk of capital losses on stockholders as compared to less volatile stocks. In addition, such volatility makes it difficult to ascribe a stable valuation to a stockholder's holdings of our common stock.
Factors such as announcements     of technological innovations or new
<Strikeout>product introductions, and other factors may affect</Strikeout>
   products by our competitors, changes in domestic or foreign governmental regulations or regulatory approval processes, developments or disputes relating to patent or proprietary rights and public concern as to the safety and efficacy of the procedures for which the LTK system is used,
have and may continue to have a significant impact on     the market price
of our common stock. <Strikeout>If revenue or earnings in any quarter fail to meet expectations of the investment community, there could be an immediate impact on our stock price. In addition, the stock market has from
time to time experienced</Strikeout>    Moreover, the possibility exists
that the stock market (and in particular the securities of technology
companies such as ours) could experience     extreme price and volume
fluctuations<Strikeout>, particularly among stocks of high technology companies, which on occasion have been unrelated to the</Strikeout>
   unrelated to     operating performance <Strikeout>of particular
companies. Factors not directly related to our performance, such as negative industry reports or disappointing earnings announcements by publicly traded competitors, may have an adverse impact on the market price of our common stock</Strikeout>.

THE FAILURE OF KEY SUPPLIERS AND OUR PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY AFFECT OUR BUSINESS

     We are aware of the issues associated with computer systems programming code as the millennium (year 2000) approaches. The "Year 2000" problem is pervasive and complex because virtually every computer operation will be affected in the same way by the rollover of the two-digit year value to "00." The issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

     We are utilizing both internal and external resources to identify, correct or reprogram, and test our systems for Year 2000 compliance. As of
<Strikeout>December</Strikeout>    March     31, <Strikeout>1998
</Strikeout>    1999    , the estimated costs of these reprogramming
efforts have been approximately $250,000. We expect that the remaining costs to complete these reprogramming efforts will be less than $100,000. We anticipate that we will complete all of our reprogramming efforts by
<Strikeout>July</Strikeout>    August     31, 1999, allowing adequate time
for testing. This process includes obtaining confirmations from our primary vendors that they have developed (or are developing) plans to address processing of transactions in the year 2000. We expect to obtain these
confirmations in writing prior to <Strikeout>June 30</Strikeout>    July
31    , 1999. There can be no assurance, however, that the systems of other companies, on which our systems rely, will also be converted in a timely manner. Moreover, we cannot be certain that any such failure to convert by another company would not have a material adverse effect on our business, financial conditions or results of operations.

     We believe that we do not have a Year 2000 problem with the products we have sold in the past. We have not performed, however, an extensive review of these systems, and we are unlikely to be able to complete a review before January 1, 2000. In addition, we are designing a new product
to replace our existing LTK <Strikeout>System</Strikeout>    system
that will properly recognize date-sensitive information for the year 2000 and beyond. Although we plan to perform extensive testing of our new product, we cannot be certain that the new system will function properly until we deploy it in the field and subject it to extensive use. Any malfunction of a deployed system could have a material adverse effect on our business, financial condition or results of operations.

     We are not expecting to have a material accounts receivable exposure or significant amount of revenues with any one customer after December 31, 1999. Therefore, we are not pursuing verification of customer Year 2000 compliance at this time. Any failure to pay in a timely manner, or place orders for our products, by a significant number of individual customers or by a customer with a material accounts receivable balance, due to Year 2000 compliance issues would have material adverse effects on our business, financial condition or results of operations.

     We are currently developing a contingency plan to evaluate business disruption scenarios, coordinate the establishment of Year 2000 contingency plans and identify and implement the strategies. We expect to complete this detailed contingency plan by <Strikeout>June 30</Strikeout> July 31 , 1999.

                      FORWARD-LOOKING STATEMENTS

        ** 2     Sunrise Technologies International, Inc. makes statements
in this Prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The Private Securities Litigation Reform Act of 1995 contains the safe harbor provisions that cover these forward-looking statements. We are including this statement for purposes of complying with these safe harbor provisions.

We base these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including, among other things:

     .        continued losses and cash flow deficits;

     .        ** 3     the continued availability of financing in the
amounts, at the times and on the terms required to support our future business;

     .        ** 4     inability to receive appropriate regulatory
approval from the Food and Drug Administration;

     .        uncertain market acceptance of our products;

     .        safety, efficacy and patent concerns regarding our products and technology;

     .        competition;

     .        reliance on key personnel; and

     .        ** 5     unforeseen operational difficulties and financial
losses due to year 2000 computer problems.

        ** 6     Words such as "expect," "anticipate," "intend," "plan,"
"believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this document may not occur.

                            USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling securityholders.

                        SELLING SECURITYHOLDERS

     The shares of common stock offered herein <Strikeout>(the "Offered
Shares") were</Strikeout>    represent shares:

     .     acquired by the individuals and entities listed below
<Strikeout>(the "Selling Securityholders")</Strikeout> through private placements of <Strikeout>both our equity and convertible subordinated notes with accompanying warrants in 1997, 1998 and 1999, and by the issuance of
warrants to certain of our </Strikeout>   common stock in December 1998;

     .     that had been or may be acquired upon conversion of promissory notes or exercise of warrants issued by us in private placements in March 1997, January 1998 and January 1999; and

     .     that may be acquired upon exercise of warrants issued to
certain of our executive officers,     consultants and non-employee
directors.

     Absent registration under the Securities Act, the <Strikeout>Offered
Shares</Strikeout>    shares of common stock offered herein     are subject
to certain limitations on resale. The Registration Statement of which this Prospectus forms a part has been filed in satisfaction of certain registration rights <Strikeout>granted by us to the Selling Security-
holders.</Strikeout>    we granted to the individuals and entities listed
below.

     <Strikeout>Certain of the Selling Securityholders</Strikeout>
   Certain of the individuals and entities listed below    , Pennsylvania
Merchant Group <Strikeout>("PMG")</Strikeout> and M.J. Meehan & Co., are, or are affiliated with, members of the National Association of Securities
Dealers, Inc. <Strikeout>PMG</Strikeout>    Pennsylvania Merchant Group
has engaged from time to time, and in the future <Strikeout>PMG</Strikeout>
   Pennsylvania Merchant Group     and/or M.J. Meehan & Co. and/or their
respective affiliates may engage, in market-making activities with respect to the common stock. PMG, M.J. Meehan & Co. and their respective affiliates have engaged from time to time, and in the future may engage, in purchase and sale transactions involving the common stock, including transactions with other NASD member firms. The <Strikeout>Selling
Securityholders, including PMG</Strikeout>    individuals and entities
listed below, including Pennsylvania Merchant Group     and M.J. Meehan &

Co., and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions, discounts or concessions and any gain realized by a person deemed to be an underwriter may be deemed to be underwriting compensation to such person.
From time to time since 1994, <Strikeout>PMG</Strikeout>    Pennsylvania
Merchant Group     has provided financial advisor and investment banking
services to us pursuant to engagement and other agreements<Strikeout>(the
"PMG Agreements"). Under the PMG Agreements</Strikeout>   . Under such
agreements    , we have agreed to indemnify <Strikeout>PMG</Strikeout>
   Pennsylvania Merchant Group     and certain of its affiliates and
employees from and against certain losses and liabilities.

     The following table assumes that each of the <Strikeout>Selling
Securityholders</Strikeout>    individuals and entities listed below
will sell all of the <Strikeout>Offered Shares</Strikeout>    common stock
offered herein     set forth opposite such <Strikeout>Selling
Securityholder's</Strikeout>    individual or entity's     name. However,
one or more of the <Strikeout>Selling Securityholders</Strikeout>
   individuals or entities listed below     may sell only a portion or may
sell none of the <Strikeout>Offered Shares</Strikeout>    shares     set
forth opposite such <Strikeout>Selling Securityholder's</Strikeout>
   individual or entity's     name.

                                                                                           Common Shares
                                         Common Shares            Number of              Beneficially
                                      Beneficially Owned Prior      Shares             Owned After the
                                        to the Offering (1)        Held of               Offering (1)
                                     -------------------------   Record to be     -------------------------
                                      Number of       Percent    Sold in the       Number of      Percent
                                       Shares         of Class    Offering         Shares         of Class
                                     ----------     ----------   ------------     ----------     ----------

William M. Aden                          57,143            *           57,143           --              *

Drs. Alan B. Aker and Ann G.
  Kasten-Aker                         1,774,807           4.2%    <Strikeout>
                                                                      714,285      1,060,522           2.5%
                                                                 </Strikeout>
                                                                    1,289,050        485,757       1.1%
Amanda Alton                              1,000            *            1,000           --              *
Andrew Alton                              1,000            *            1,000           --              *
Bob Alton                                 1,000            *            1,000           --              *
Carley Alton                              2,000            *            2,000           --              *
David Alton                               1,000            *            1,000           --              *
Jill Alton                                1,000            *            1,000           --              *
Aragon Ventures LLC                   2,373,934           5.6%      2,305,200         68,734            *
Jay Alpha Arney, Alpha Group
  Corporation                           215,000           0.5%        215,000           --              *
Hank Asher
<Strikeout>                             386,420                                      336,420
</Strikeout>

                                         50,000            *           50,000           --              *

Charles H. Bechert  IRA                  60,000            *           60,000           --              *
Charles H. Bechert II, M.D.              30,000            *           30,000           --              *
   Sandra C. Belmont                      7,500            *            7,500           --              *

Harold P. Bernstein                      50,000            *           50,000           --              *
<Strikeout>
David C. Brown, M.D.                  3,168,580           7.5%        742,857      2,425,723           5.8%
</Strikeout>

David A. Brewer                          28,738            *           28,738             --            *



David C. Brown, M.D.                  2,342,341           5.5%        942,857      1,399,484           3.3%





                                                                                           Common Shares
                                         Common Shares            Number of              Beneficially
                                      Beneficially Owned Prior      Shares             Owned After the
                                        to the Offering (1)        Held of               Offering (1)
                                     -------------------------   Record to be     -------------------------
                                      Number of       Percent    Sold in the       Number of      Percent
                                       Shares         of Class    Offering         Shares         of Class
                                     ----------     ----------   ------------     ----------     ----------

Jeannie G. Cecka                        268,477            *           50,000        218,477            *

Lawton and Rhea Chiles                  171,429            *          171,429           --              *

Edward F. Coghlan                       125,000            *          125,000           --              *

Coutts (Jersey) Limited                 250,000    <Strikeout>
                                                             0.6%</Strikeout>
                                                         *            250,000           --              *
Allan R. Crevi and
James F. Sullivan, JTWROS                14,285            *           14,285           --              *
Arthur S. DeMoss Foundation             100,000            *          100,000           --              *
Alexander M. Eaton                       14,500            *           14,500           --              *
Amir L. Ecker
<Strikeout>                              80,000                        50,000
</Strikeout>
                                        150,000            *          150,000           --              *

EDJ Limited                              30,000            *           30,000           --              *

Paul H. Ernest                           77,353            *            5,000         72,353            *

Jan Feldman                               4,285            *            4,285           --              *
Gary J. and Susan O. Ferrentino          20,000            *           20,000           --              *
Eric M. and Deborah K. Fogel,
  JTWROS                                 20,000            *           20,000           --              *
Gregory A. and Carol G.
  Frankenfield, JTWROS                    7,000            *            4,000          3,000            *
Jerre M. Freeman, M.D.                   28,571            *           28,571           --              *
J. L. Gayton, M.D.
<Strikeout>                             195,854                       128,570
</Strikeout>
                                         57,142            *           57,142           --              *
J.L. Gayton, M.D. PC,
  401(k) Profit Sharing Plan             14,285            *           14,285           --              *


J.L. Gayton IRA                          71,428            *           71,428           --              *

James P. Gills, M.D.                    285,714            *          285,714           --              *
<Strikeout>                                               0.7%
</Strikeout>




                                                                                           Common Shares
                                         Common Shares            Number of              Beneficially
                                      Beneficially Owned Prior      Shares             Owned After the
                                        to the Offering (1)        Held of               Offering (1)
                                     -------------------------   Record to be     -------------------------
                                      Number of       Percent    Sold in the       Number of      Percent
                                       Shares         of Class    Offering         Shares         of Class
                                     ----------     ----------   ------------     ----------     ----------
Frank Goes, M.D.                         28,571            *           28,571           --              *
George H. Griffin
<Strikeout>                             638,314            1.5        285,714        352,600           1.0%
</Strikeout>
                                        924,314           2.2%        575,714        348,600            *


Robert A. Haddad                        158,712            *           50,000        108,712            *
The Haddad Family Trust                  57,477            *           57,477           --              *
Hanabusa Investments, Inc.               28,738            *           28,738           --              *

David I. Herbst                           6,000            *            6,000           --              *
Don S. and Mary R. Hershman, JTWROS       3,000            *            3,000           --              *
William Wells Hutchins                   25,000            *           25,000           --              *
Mitchell A. Jackson, M.D.                25,714            *           25,714           --              *
Maurice John                             14,285            *           14,285           --              *
Gerald Jones                              1,000            *            1,000
<Strikeout>                                                                             --              *
Harvey Kahn                               8,100            *            8,100
</Strikeout>                                               --*
Dave Kenly                               15,000            *           15,000           --              *
Erin Kenly                                1,000            *            1,000           --              *
Steve Kenly                               4,000            *            4,000           --              *
Joseph D. Koenig
<Strikeout>                             113,033                                       63,033
</Strikeout>
                                        165,404            *           50,000        115,404            *

Thomas Kohnen                            5,000             *            5,000           --              *
Manus C. Kraff
<Strikeout>                              71,429             1%        336,420           0.8%
</Strikeout>
                                        407,849            *          287,384        120,105            *

Stephen J. Landes                         3,000            *            3,000           --            *

Susan Smith Lorigan Trustee UTD
  7/21/97 FBO Susan Smith Lorigan
  1997 Revocable Trust                    7,766            *            7,766           --              *

Mary Losty                               27,000            *           27,000           --              *




                                                                                           Common Shares
                                         Common Shares            Number of              Beneficially
                                      Beneficially Owned Prior      Shares             Owned After the
                                        to the Offering (1)        Held of               Offering (1)
                                     -------------------------   Record to be     -------------------------
                                      Number of       Percent    Sold in the       Number of      Percent
                                       Shares         of Class    Offering         Shares         of Class
                                     ----------     ----------   ------------     ----------     ----------

Paul M. Malin                           258,373            *           30,000        228,373            *
Robert Gale Martin                      200,000            *          200,000           --              *

Robert Maynor                            14,285            *           14,285           --              *
<Strikeout>
Scott McQueen                            25,000            *           25,000           --
</Strikeout>

Peter J. McDonnell                        5,000            *            5,000           --              *
Scott McQueen                            10,000            *           10,000           --              *
M.J. Meehan & Co. LLC                    86,215            *           86,215           --              *

Terence S. Meehan                        20,000            *           20,000           --              *
Dr. Salomon and Flor Melgen,
  Tenancy by the Entirety
<Strikeout>                                               2.6%      1,003,336        120,557           1.6%
</Strikeout>
                                      1,123,893           2.6%      1,003,336        120,557            *


Jeffrey Meloche                          85,714            *           85,714           --
Joe Meloche                              85,714            *           85,714           --              *
Hugo Nano                                 5,000            *            5,000           --              *

Michael M. Nesbitt                       20,000            *           20,000           --              *
Daniel J. O'Connor                       28,571            *           28,571           --              *

Pacific National Bank Custodian for
benefit of Richard T. VanRyne IRA        79,625            *           57,477         22,168            *

Joel Packer                              14,286            *           14,286           --              *
Pennsylvania Merchant Group             227,442
<Strikeout>                                               0.5%
</Strikeout>
                                        227,442            *          227,442           --              *

Joseph Piccirilli                        14,286            *           14,286           --              *
<Strikeout>
Jeff Porter                             171,000            *          171,000           --              *
</Strikeout>
Porter Partners, L.P.                   141,000            *          141,000           --              *

Emanuel S. Rosen                          5,000            *            5,000           --              *




                                                                                           Common Shares
                                         Common Shares            Number of              Beneficially
                                      Beneficially Owned Prior      Shares             Owned After the
                                        to the Offering (1)        Held of               Offering (1)
                                     -------------------------   Record to be     -------------------------
                                      Number of       Percent    Sold in the       Number of      Percent
                                       Shares         of Class    Offering         Shares         of Class
                                     ----------     ----------   ------------     ----------     ----------
Leonid Roytman                           50,000            *           25,000         25,000            *
Donald Sanders, M.D.                    668,062           1.6%        285,714        382,348            *
<Strikeout>                                                                                            0.9%
</Strikeout>
William R. Schlichtemeier, M.D.          14,285            *           14,285           --              *
Joseph W. Shaffer                        50,000            *           50,000           --              *



Donald R. Sanders, IRA, CIBC
Oppenheimer Corp. as Trustee          1,105,766           2.6%        945,766        160,000            *

Sol-Rich Capital Group LLC               28,571            *           28,571           --              *

Regina Stancel                          205,215            *           86,215        119,000            *

Douglas L. Steele, MD TTEE
a Prof. Corp. Profit Sharing Plan UAP    14,285            *           14,285           --              *
Byron A. and Caroline B. Stratas        124,285            *          124,285           --              *
C. Russell Trenary, III
<Strikeout>                             816,098           2.0%         68,571        747,527           2.0%
</Strikeout>
                                      1,015,902           2.4%        268,571        747,331           1.7%
Richard T. VanRyne                      486,375           1.1%        452,000         34,375            *
Rogelio Villareal                         5,000            *            5,000           --              *

M. Jay Walkingshaw                       14,300            *           14,300           --              *
Daniel W. Welch and Marcia McBride Welch 60,000            *           60,000           --              *
Joyce P. Wexler                           3,000            *            3,000           --              *
Dennis L. Williams, M.D.                 92,857            *           92,857           --              *
Bill Wimberly                             2,000            *            2,000           --              *
Carolyn Wittenbraker                      7,857            *            7,857           --              *
Allan Wulfstat                            3,000            *            3,000           --              *
Irwin L. Zalcberg                        20,000            *           20,000           --              *
Irwin L. Zalcberg Profit Sharing Plan
  Dtd. 8/15/84 Irwin Zalcberg TTEE       14,286            *           14,286           --              *


________________

*    Less than one percent.
(1)  Determined as of <Strikeout>March 22,1999.</Strikeout>    April 21, 1999.


     Effective as of April 22, 1999, the payment-in-kind dues we issued in 1997 were converted into approximately 1,250,000 shares of our common stock, which shares are included in this registration.

     Included in the shares being registered are the following outstanding warrants:

        Number of
         Warrants        Exercise Price        Expiration Date
        ---------        --------------        ---------------

          304,286                $1.000               02/26/02
          614,071                $1.000               03/07/02
          337,857                $1.000               03/20/02
            7,500                $1.000               11/25/02
           35,000                $3.690               11/25/02
        1,640,000                $3.000               01/15/03
          150,000                $4.375               10/31/03
          148,950                $0.010               01/01/04
           75,000                $4.690               01/01/04
          402,000                $5.310               01/01/04
          430,000                $5.940               01/01/04
           50,000                $5.940               01/22/04
          150,000                $4.313               01/22/04

Total   4,344,664




                         PLAN OF DISTRIBUTION

     Some or all of the <Strikeout>Offered Shares</Strikeout>    common
stock offered herein     may be offered for sale and sold from time to time
by the <Strikeout>Selling Securityholders</Strikeout>    individuals and
entities listed above     in the over-the-counter market (or any national
securities exchange or interdealer quotation system on which the common stock may then be listed), or in privately negotiated transactions (which may include block transactions) or otherwise. In addition, the
<Strikeout>Selling Securityholders</Strikeout>    individuals and entities
listed above     may engage in short sales and other transactions in the
common stock or derivatives thereof, and may pledge, sell, deliver or
otherwise transfer the <Strikeout>Offered Shares</Strikeout>    common
stock offered herein     in connection therewith. This Prospectus may be
used by the <Strikeout>Selling Securityholders</Strikeout>    individuals
and entities listed above     or by any broker-dealer who may participate
in sales of the <Strikeout>Offered Shares</Strikeout>    common stock
offered herein    . Participating broker-dealers may act as agents or
principals or both and may receive commissions, discounts or concessions in connection with sales or other transfers of <Strikeout>Offered
Shares</Strikeout>    the common stock offered herein    . We have not
entered into any agreements or arrangements relating to the sale of the
<Strikeout>Offered Shares</Strikeout>    common stock offered herein    .

     We have agreed to pay the expenses of registering the
<Strikeout>Offered Shares</Strikeout>    common stock offered herein     on
behalf of the <Strikeout>Selling Securityholders</Strikeout>    individuals
and entities listed above    , other than broker-dealer commissions,
discounts or concessions and any legal fees incurred by the <Strikeout>
Selling Securityholders</Strikeout>    individuals and entities listed
above     in connection with sales of the <Strikeout>Offered Shares.
Sunrise Technologies International, Inc. (the "Company") and the Selling
Securityholders</Strikeout>    common stock offered herein. The Company and
the individuals and entities listed above     have agreed to indemnify each
other against certain liabilities, including liabilities under the Securities Act.

                                EXPERTS

     The consolidated <Strikeout>financial statements of the Company at December 31, 1996 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of</Strikeout>
   statements of operations, stockholders' equity and cash flows of the Company appearing in the Company's Annual Report (Form 10-K) for the year
ended December 31, 1996, have been audited by     Ernst & Young LLP,
independent auditors, <Strikeout>incorporated by reference herein, and
</Strikeout>   as set forth in their report thereon (which contains an
explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern) included therein and incorporated herein by reference. Such consolidated statements of operations, stockholders' equity and cash flows are incorporated herein
by reference in reliance upon such report given     upon the authority of
<Strikeout>said</Strikeout>    such     firm as experts in accounting and
auditing.

     The consolidated balance sheets as of December 31, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 1998, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             LEGAL MATTERS

     Certain legal matters with respect to the validity of the Offered Shares will be passed upon for the Company by Holleb & Coff, Chicago, Illinois. Eric M. Fogel, a partner with the law firm of Holleb & Coff, is presently the Secretary of the Company and certain of such firm's partners own shares of common stock, some of which are the Selling Securityholders.

                            INDEMNIFICATION

     Section 102(b)(7) of the General Corporation Law of the State of Delaware grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Certificate of Incorporation of the Company contains a provision eliminating director liability to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director:

     .     for any breach of such director's duty of loyalty to the
Company or its stockholders;

     .     for acts or omissions not in good faith or which involve
intentional misconduct or a knowing violation of law;

     .     under the Delaware statutory provision making directors
personally liable, for improper payment of dividends or improper stock purchases or redemptions; or

     .     for any transaction from which the director derived an improper personal benefit.

     This provision offers persons who serve on the Company's Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's By-laws provide that the Company shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. The Company's By-laws provide further that the Company shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware law.

     The Company has entered into agreements with certain of its directors and officers pursuant to which the Company has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to these provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
<Strikeout>8,229,290 Shares</Strikeout>

                 WHERE YOU CAN FIND MORE INFORMATION

        ** 7 We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms.

          INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        ** 8     The SEC allows us to "incorporate by reference" the
information we file with them, which means:

     .        incorporated documents are considered part of the
Prospectus;

     .        ** 9     we can disclose important information to you by
referring you to those documents; and

     .        ** 10     information that we file with the SEC will
automatically update and supersede the Prospectus.

        ** 11     We are incorporating by reference the documents listed
below which were filed with the SEC under the Exchange Act:

     .        ** 12     Annual Report on Form 10-K for the year ended
December 31, 1998, including the portions of our proxy statement, dated April 9, 1999, incorporated by reference in such report;

     .        Annual Report on Form 10-K/A for the year ended December 31,
1998

     .        Current Report on Form 8-K, dated January 1, 1999;

     .        Current Report on Form 8-K, dated March 10, 1999;

     .        Current Report on Form 8-K, dated March 20, 1999;

     .        Current Report on Form 8-K, dated April 6, 1999;

     .        Current Report on Form 8-K, dated May 5, 1999;

     .        Quarterly Report on Form 10-Q for the quarter ended
March 31, 1999; and

     .        Definitive proxy statement filed under Section 14 of the
Exchange Act in connection with the stockholders' meeting held on April 30, 1999.

        ** 13     We also incorporate by reference each of the following
documents that we will file with the SEC after the date of the Prospectus but before the end of the offering:

     .        Reports filed under Sections 13(a) and (c) of the Exchange
Act;

     .        ** 14     Definitive proxy or information statements filed
under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

     .        Any reports filed under Section 15(d) of the Exchange
Act.

        ** 15     You may request a copy of these filings, at no cost, by
contacting us at the following address or phone number:

        Sunrise Technologies International, Inc.
     Attn:  Ms. Sylvia Ward
     Acting Controller
     3400 West Warren Avenue
     Fremont, California 94538
     Tel:  (510) 623-9001
     http://www.sunrise-tech.com


        ** 16     You should rely only on the information incorporated by
reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of these documents.

        ** 17     This Prospectus is part of a Registration Statement we
filed with the SEC (Registration No. 333-72829).

======================================================================



                          12,349,094 Shares




               SUNRISE TECHNOLOGIES INTERNATIONAL, INC.




                             Common Stock





                              -----------
                              PROSPECTUS
                              -----------









                     <Strikeout>April</Strikeout>
                           June    ______, 1999






======================================================================

                                PART II


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company and the Selling Securityholders in connection with the sale of the common stock being registered. All amounts are estimates except the registration fee.


                                                        Amount to be
                                                            Paid
                                                        ------------

     SEC Registration Fee . . . . . . . . . . . . . . .$
     <Strikeout>. . . . . . . . . . . . . . . . . . . . . .24,021.30
     </Strikeout>
        . . . . . . . . . . . . . . . . . . . . . . . . . .38,910.27

     Printing . . . . . . . . . . . . . . . . . . . . . . .25,000.00
     Legal Fees and Expenses. . . . . . . . . . . . . . . .
     <Strikeout>. . . . . . . . . . . . . . . . . . . . . .75,000.00
     </Strikeout>
        . . . . . . . . . . . . . . . . . . . . . . . . . .80,000.00

     Accounting Fees and Expenses . . . . . . . . . . . . .15,000.00
     Blue Sky Fees and Expenses . . . . . . . . . . . . . .15,000.00
     Transfer Agent and Registrar Fees. . . . . . . . . . . 5,000.00
     Miscellaneous. . . . . . . . . . . . . . . . . . . . .
     <Strikeout>. . . . . . . . . . . . . . . . . . . . . .   978.70
     </Strikeout>
        . . . . . . . . . . . . . . . . . . . . . . . . . . 1,089.73

                                                         -----------
       Total. . . . . . . . . . . . . . . . . . . . . . . .
         <Strikeout>. . . . . . . . . . . . . . . . . . . .$160,000.00
         </Strikeout>
            . . . . . . . . . . . . . . . . . . . . . . . .$180,000.00

                                                         ===========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "Delaware Law") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. The Certificate of Incorporation of the Company contains a provision eliminating director liability to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director. The provision does not, however, eliminate or limit the personal liability of a director:
(i) for any breach of such director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under the Delaware statutory provision making directors personally liable, for improper payment of dividends or improper stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Company's Board of Directors protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under federal securities laws.

     Section 145 of the Delaware Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. The Company's By-laws provide that the corporation shall, subject to limited exceptions, indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware Law. The Company's By-laws provide further that the Company shall have the power to indemnify its other officers, employees and other agents as set forth in the Delaware Law. Such indemnification rights include reimbursement for expenses incurred by such director, executive officer, other officer, employee or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware Law.

     The Company has entered into agreements with certain of its directors and officers pursuant to which the Company has agreed to indemnify such directors and officers to the fullest extent permitted under applicable law. In addition, the Company has purchased insurance containing customary terms and conditions as permitted by law on behalf of its directors and officers, which may cover liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to these provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT    DESCRIPTION

2.1 Asset Purchase Agreement dated as of March 26, 1997, by and between the Company and Lares Research, a California corporation (2)

4          Instruments Defining the Rights of Security Holders

4.1        Form of 5% Convertible Notes due 1999 (3)

4.2        Form of Security Agreement relating to 5% Convertible Notes due
1999 (3)

4.3        Form of Registration Rights Agreement (3)

4.4        Form of Warrant issued to Pennsylvania Merchant Group (1)

4.5 Form of Rights Agreement, dated as of October 24, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent
(4)

4.6        Form of 12% Subordinated Pay-In-Kind Note due 2001 (5)

4.7        Form of Registration Rights Agreement (5)

4.8        Form of 5% Convertible Subordinated Pay-In-Kind Note due 2001
(6)

4.9        Form of Warrant for the Purchase of common stock (6)

4.10       Form of Registration Rights Agreement (6)

5.1 Opinion of Holleb & Coff as to the legality of the Offered Shares being registered

23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2       Consent of Ernst & Young LLP, former Independent Auditors

24.1       Power of Attorney (Included on the Signature Page)

27         Financial Data Schedule

_____________________



(1) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 0-17816)

(2) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-10428)

(3) Incorporated by reference from the registrant's Current Report on Form 8-K dated March 12, 1997 (File No. 0-17816)

(4) Incorporated by reference from the registrant's Current Report on Form 8-K dated October 24, 1997 (File No. 0-17816)

(5) Incorporated by reference from the registrant's Current Report on Form 8-K dated January 26, 1998 (File No. 0-17816)

(6) Incorporated by reference from the registrant's Current Report on Form 8-K dated January 1, 1999 (File No. 1-10428)


ITEM 17.  UNDERTAKINGS

PURSUANT TO ITEM 512(A) OF REGULATION S-K

     We hereby undertake to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

PURSUANT TO ITEM 512(H) OF REGULATION S-K

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fremont, state of California, on
<Strikeout>April 9,</Strikeout>    June 2,     1999.


     Sunrise Technologies International, Inc.

     By:   /s/     C. RUSSELL TRENARY, III
           ----------------------------------------
           C. Russell Trenary, III
           President and Chief Executive Officer

                          POWERS OF ATTORNEY


     Each person whose signature appears below hereby appoints C. Russell Trenary, III and Eric M. Fogel, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the SEC, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date:
<Strikeout>April 9</Strikeout>
   June 2    , 1999               /s/  C. RUSSELL TRENARY, III
                                  -------------------------------------
                                  C. Russell Trenary, III
                                  President, Chief Executive Officer
                                  and Director
                                  (Principal Executive Officer)
Date:
<Strikeout>April 9</Strikeout>
   June 2,1999                    /s/  TINA T. HERBERT
                                  -------------------------------------
                                  Tina T. Herbert, Acting Chief
                                  Financial Officer
                                  (Principal Financial Officer and
                                  Principal Accounting Officer)

Date:
<Strikeout>April 9</Strikeout>
   June 2    , 1999               /s/  JOSEPH D. KOENIG
                                  -------------------------------------
                                  Joseph D. Koenig
                                  Chairman of the Board and Director

Date:
<Strikeout>April 9</Strikeout>
   June 2    , 1999               /s/  R. DALE BOWERMAN
                                  -------------------------------------
                                  R. Dale Bowerman
                                  Director

Date:
<Strikeout>April 9</Strikeout>
   June 2    , 1999               /s/  MICHAEL S. MCFARLAND, M.D.
                                  -------------------------------------
                                  Michael S. McFarland, M.D.
                                  Director

                             EXHIBIT INDEX

Exhibit    Description
-------    -----------
2.1 Asset Purchase Agreement dated as of March 26, 1997, by and between the Company and Lares Research, a California corporation (2)

4          Instruments Defining the Rights of Security Holders

4.1        Form of 5% Convertible Notes due 1999 (3)

4.2        Form of Security Agreement relating to 5% Convertible Notes due
1999 (3)

4.3        Form of Registration Rights Agreement (3)

4.4        Form of Warrant issued to Pennsylvania Merchant Group (1)

4.5 Form of Rights Agreement, dated as of October 24, 1997, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent
(4)

4.6        Form of 12% Subordinated Pay-In-Kind Note due 2001 (5)

4.7        Form of Registration Rights Agreement (5)

4.8        Form of 5% Convertible Subordinated Pay-In-Kind Note due 2001
(6)

4.9        Form of Warrant for the Purchase of common stock (6)

4.10       Form of Registration Rights Agreement (6)

5.1 Opinion of Holleb & Coff as to the legality of the Offered Shares being registered

23.1       Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2       Consent of Ernst & Young LLP, former Independent Auditors

24.1       Power of Attorney (Included on the Signature Page)

27         Financial Data Schedule
_____________________

(1) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1992 (File No. 0-17816)

(2) Incorporated by reference from the registrant's Annual Report on Form 10-K for the year ended December 31, 1996 (File No. 1-10428)

(3) Incorporated by reference from the registrant's Current Report on Form 8-K dated March 12, 1997 (File No. 0-17816)

(4) Incorporated by reference from the registrant's Current Report on Form 8-K dated October 24, 1997 (File No. 0-17816)

(5) Incorporated by reference from the registrant's Current Report on Form 8-K dated January 26, 1998 (File No. 0-17816)

(6) Incorporated by reference from the registrant's Current Report on Form 8-K dated January 1, 1999 (File No. 1-10428)